Exhibit 10.9

AMENDED AND RESTATED

ADVISORY SERVICES AGREEMENT

AGREEMENT dated as of January 1, 2004 between SECURITY CAPITAL CORPORATION, a Delaware corporation, (“Security Capital”), and CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”).

WITNESSETH

WHEREAS, Security Capital and Capital Partners entered into an Advisory Services Agreement dated as of January 1, 2003 (the “Original Advisory Services Agreement”) pursuant to which Capital Partners agreed to provide advisory and other services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy;

WHEREAS, Security Capital and Capital Partners entered into a First Amendment to Advisory Services Agreement dated as of November 4, 2003 (the “First Amendment”) amending, among other things, the advisory fee payable by Security Capital to Capital Partners; and

WHEREAS, Security Capital and Capital Partners desire to further amend and restate the Original Advisory Services Agreement, as amended by the First Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree, intending to be legally bound, hereby amend and restate the original Advisory Services Agreement, as amended by the First Amendment, as follows:

1. Advisory Services. Capital Partners shall, during the periods provided for in Section 2, provide advisory services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy.

2. Advisory Periods. Capital Partners shall provide the services described in Section 1 for a period of one year commencing on January 1, 2004 and ending on December 31, 2004 and, thereafter, for successive additional one-year periods unless either party gives written notice of termination to the other party not less than 60 days prior to December 31, 2004 or the end of any such additional period in which case the period during which Capital Partners shall provide such services shall terminate as of December 31, 2004 or the end of such additional period, as the case may be.

3. Advisory Fee. Security Capital shall pay to Capital Partners an advisory fee (the “Fee”) at the rate of $1,550,000 per annum for the services described in Section 1. The Fee shall be payable in equal quarterly installments, in advance, with the installment for each quarter payable on the first day of the first month of such quarter.

The Fee shall be subject to an appropriate adjustment, as reasonably agreed by the parties pursuant to Section 7, whenever there is the occurrence of any material unforeseen event, including, but not limited to, any significant change in the scope of the operations of Security Capital and its subsidiaries, such as, for example, a significant change in scope which results from any acquisition or disposition made by Security Capital or any of its subsidiaries.

The Fee shall be exclusive of reasonable out-of-pocket costs incurred by Capital Partners directly in the performance of the services described in Section 1.

4. Costs. Security Capital shall reimburse Capital Partners for all reasonable out-of-pocket costs incurred directly in connection with the services described in Section 1 except for rent, utilities and compensation for any employees of Capital Partners. In particular, no separate compensation will be paid by Security Capital to, among any others, Brian D. Fitzgerald, A. George Gebauer, William R. Schlueter, Diane M. LaPointe or Ryan D. Bell, or their successors, who serve as officers of Security Capital, and who are also employees of Capital Partners. Such reimbursement shall be made within a reasonable period after receipt of invoices therefor submitted by Capital Partners to Security Capital from time to time.

5. Acquisition Opportunities. From time to time, Capital Partners may present acquisition opportunities to Security Capital which Capital Partners believes may be appropriate for Security Capital. However, Capital Partners is under no obligation to present any or all acquisition candidates of which it is aware to Security Capital.

6. Investment Banking Advisory Fee. In the event that Security Capital or any of its subsidiaries completes any acquisition which was presented to Security Capital by Capital Partners, Security Capital shall pay an investment banking advisory fee to Capital Partners in an amount which is reasonable and customary for transactions of such size and complexity as reasonably agreed to in advance by the parties pursuant to

Section 7.

7. Amendment and Modifications; Further Agreements. Subject to applicable law, this Agreement may be amended, modified or supplemented only by the written agreement of Security Capital and Capital Partners. For purposes of this Agreement, Security Capital shall act only with the approval of its independent directors.

8. Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ William R. Schlueter
William R. Schlueter
Vice President and Chief Financial
Officer

CAPITAL PARTNERS, INC.

By:	/s/ Brian D. Fitzgerald
Brian D. Fitzgerald
President